Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AND RESEARCH

COLLABORATION AGREEMENT

by and between

YUMANITY THERAPEUTICS INC.

and

MERCK SHARP & DOHME CORP.

EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Agreement (this “Agreement”) is effective as of June 19, 2020, (the “Effective Date”) and is entered into by and between YUMANITY THERAPEUTICS INC., a corporation organized and existing under the laws of Delaware (“Company”) and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”).

RECITALS:

WHEREAS, Company has leveraged the Company Platform to identify certain Target Programs (as each term is hereinafter defined);

WHEREAS, in connection with the use of the Company Platform, Company has developed, or will develop, Company Know-How (as hereinafter defined) and has rights to Company Patent Rights (as hereinafter defined);

WHEREAS, Merck and Company desire to enter into a research collaboration to support the research, development and commercialization of the Target Programs and Compounds (as hereinafter defined) relating thereto, in each case upon the terms and conditions set forth herein;

WHEREAS, Merck desires to obtain a license under the Company Patent Rights and Company Know-How upon the terms and conditions set forth herein, and Company desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Merck hereby agree as follows:

ARTICLE 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” means the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2

“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.3

“Affiliate” means, with respect to each Party, (i) any corporation or business entity fifty percent (50%) or more of the voting stock or voting equity interests of which are owned directly or indirectly by such Party; (ii) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock or voting equity interests of such Party; or (iii) any corporation or business entity directly or indirectly controlling or under control of a corporation or business entity described in (i) or (ii).

1.4	“Agreement” has the meaning given such term in the preamble to this document.

1.5	“Agreement Payments” has the meaning set forth in Section 5.8.

1.6	“Alliance Manager” has the meaning set forth in Section 2.4.1.

1.7	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9

“Change of Control” means with respect to a Party: (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (ii) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.10	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase IIb Clinical Trial, and/or Phase III Clinical Trial.

1.11	“Code” has the meaning set forth in Section 8.3.2(e).

1.12

“Combination Product” means a Product that includes one or more pharmaceutically active ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.13	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, [***].

1.14	“Committee” has the meaning set forth in Section 2.3.1.

1.15	“Company” has the meaning given such term in the preamble to this Agreement.

1.16	“Company Background Information and Inventions” means [***].

1.17	“Company Background IP” means [***].

1.18	“Company Compound” means each molecule researched and/or developed by Company and/or its Affiliates in connection with the development of any Target Program, [***].

1.19

“Company Information and Inventions” means all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented solely by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, and not employed by Merck and/or its Affiliates.

1.20

“Company Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Company Information and Inventions and Company’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are Controlled by Company or its Affiliates, (ii) are not generally known and (iii) are necessary or useful to Merck in connection with the Research Program and the research, development, manufacture, marketing, use or sale of Compounds or Products in the Territory, excluding, however, any Merck Know-How and any Company Know-How relating solely to the Company Platform.

1.21

“Company Patent Rights” means Patent Rights that during the term of this Agreement are Controlled by Company or any of its Affiliates, including, but not limited to, those listed on Schedule 1.21, which: (i) claim or cover a Company Compound and/or Product, or a method of use or process of manufacture thereof, including without limitation any improvements; or (ii) claim or cover Company Information and Inventions. Schedule 1.21 may be amended from time to time to reflect any additional Company Patent Rights or improvements thereto.

1.22	“Company Platform” means the Company’s drug discovery platform consisting of [***].

1.23	“Company Research Executive” has the meaning set forth in Section 2.3.1.

1.24	[***].

1.25	“Compounds” means, collectively, all Company Compounds, Merck Compounds and Joint Compounds.

1.26

“Control”, “Controls” or “Controlled by” means with respect to any item of or right under Company Patent Rights, Company Background IP or Company Know-How or Merck Know-How, or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.27	“Data Package” has the meaning set forth in Section 2.1.2.

1.28	“Data Package Evaluation Period” has the meaning set forth in Section 2.1.2.

1.29	“Dispute” has the meaning set forth in Section 9.7.1.

1.30	“Field” means the use of Compounds and Products for any and all purposes.

1.31

“First Commercial Sale” means, with respect to any Product, the first sale to the first Third Party for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.32

“GLP” or “Good Laboratory Practice” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.33

“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.34

“Indication” means a separate and distinct disease or medical condition in humans which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization.

1.35

“Information” means any and all information and data, including without limitation all Merck Know-How, all Company Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.36	“Initiation” means, with respect to a Clinical Trial, the administration of the first dose of a Product to a patient in such Clinical Trial.

1.37	“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Research Program.

1.38	“Joint Compound” means each molecule researched and/or developed by Company (or its Affiliates) and Merck during any Research Program Term for a Target Program under the Research Plan, [***].

1.39

“Joint Information and Inventions” means all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented jointly by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates; provided that for the avoidance of doubt the term Joint Information and Inventions shall exclude Merck Background Information and Inventions.

1.40

“Joint Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are Controlled by Company (or its Affiliates) and Merck, (ii) are not generally known and (iii) are necessary or useful to Merck in the Field, including, without limitation, in connection with the Research Program and the research, development, manufacture, marketing, use or sale of Compounds or Products in the Territory, excluding, however, any Merck Know-How.

1.41	“Joint Patent Rights” means Patent Rights that claim or cover Joint Information and Inventions.

1.42	“Major European Marketing Authorization” means receipt of Marketing Authorization in [***] of the following countries: [***].

1.43

“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.44	“Materials” has the meaning set forth in Section 2.9.

1.45	“Merck” has the meaning given such term in the preamble to this Agreement.

1.46	“Merck Background IP” means the Merck Background Know-How and the Merck Background Patent Rights.

1.47	“Merck Background Know-How” means all (a) Merck Know-How existing as of the Effective Date and (b) any Invention improving such Merck Know-How (the “Merck Background Information and Inventions”).

1.48	“Merck Background Patent Rights” means Patent Rights that claim or cover Merck Background Know-How.

1.49	“Merck Compound” means each molecule [***].

1.50

“Merck Information and Inventions” means all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented solely by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and not employed by Company and/or its Affiliates.

1.51

“Merck Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are Controlled by Merck, (ii) are not generally known and (iii) are [***] necessary to Company in the performance of its obligations under the Research Program.

1.52	[***].

1.53

“Merck Program Patent Rights” means Patent Rights arising out of the Research Program that are Controlled solely by Merck which: (i) claim or cover a Compound and/or Product; or (ii) claim or cover Company Information and Inventions.

1.54	“Merck Research Executive” has the meaning set forth in Section 2.3.1.

1.55

“NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.56

“Net Sales” means the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

1.56.1	[***];

1.56.2	[***];

1.56.3	[***];

1.56.4	[***];

1.56.5	[***];

1.56.6	[***]; and

1.56.7	[***].

With respect to sales of Combination Products, [***].

1.57	“Officials” has the meaning set forth in Section 2.11.3

1.58	“Party” means Merck or Company, individually, and “Parties” shall mean Merck and Company, collectively.

1.59

“Patent Rights” means any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.60	“Payment” has the meaning set forth in Section 2.11.3.

1.61

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.62	“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.63	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.64

“Phase IIb Clinical Trial” means a Phase II Clinical Trial of a Compound the principal purpose of which is to confirm efficacy and safety consistent with the efficacy and safety observed in a previous Clinical Trial of such Compound in the target population at the intended dose or doses or range of doses on a sufficient number of subjects and for a sufficient period of time to determine the optimal manner of use of a Compound (dose and dose regimen) prior to the Initiation of a Phase III Clinical Trial of such Compound. For clarity, a Phase IIb Clinical Trial does not include a Phase Ib/IIa clinical trial.

1.65	“Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.66

“Product(s)” means any pharmaceutical or biological preparation in final form containing a Compound (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including without limitation any Combination Product.

1.67

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.68	“Related Party” means each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.69	“Research Executives” has the meaning set forth in Section 2.3.1.

1.70	“Research Plan” has the meaning set forth in Section 2.1.

1.71	“Research Program” means the research activities undertaken by the Parties as set forth in Article 2 and Schedule 2.1.

1.72	“Research Program Term” has the meaning set forth in Section 2.8.

1.73	“Royalty Period” has the meaning set forth in Section 5.4.1(c).

1.74	[***].

1.75	“Stage 1” has the meaning set forth in Section 2.1.1.

1.76	“Stage 2” has the meaning set forth in Section 2.1.1.

1.77

“Target Program” means [***]. Notwithstanding the foregoing, Target Program excludes the Company Platform and all research activities relating to targets other than the targets set forth in clauses (i) and (ii) hereof.

1.78	“Taxes” has the meaning set forth in Section 5.8.

1.79	“Territory” means all of the countries in the world, and their territories and possessions.

1.80	“Third Party” means an entity other than Merck and its Related Parties, and Company and its Affiliates.

1.81	“Valid Patent Claim” means a [***].

1.82

“Violation” means that either Company, or any of its officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

ARTICLE 2 RESEARCH PROGRAM

2.1

General. Company and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in Schedule 2.1 which may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties (such plan, the “Research Plan”).

2.1.1

Research Stages. The Research Plan shall detail the activities, roles and responsibilities of each Party for the two (2) stages of the Research Program for each Target Program, which shall include (i) a stage relating to [***] (“Stage 1”) and (ii) a subsequent stage relating to [***] (“Stage 2”).

2.1.2

Advancement. At the completion of the activities in each of Stage 1 and Stage 2 for each Target Program, Company will generate a data package (the “Data Package”) summarizing the data generated in the applicable Research Program for such stage. Each Data Package shall include the criteria set forth in Schedule 2.1. Following receipt of a Data Package from Company, Merck shall have [***] days (the “Data Package Evaluation Period”) to determine if it elects to advance the Research Program for the applicable Target Program, or terminate the Research Program with respect to such Target Program. During each Data Package Evaluation Period, Merck shall review the applicable Data Package and may submit questions and comments to Company relating to the information in such Data Package, including with respect to any deficiencies therein, and Company shall use best efforts to respond to Merck within the applicable Data Package Evaluation Period. In the event that Company does not respond to Merck within such Data Package Evaluation Period, then such Data Package Evaluation Period shall be extended until such time as Company provides such response; provided that in no event shall such extension exceed [***] days from the initial expiration date of such Data Package Evaluation Period. Following the end of each Data Package Evaluation Period (or any extension thereto), Merck shall provide notice of its determination for the applicable Target Program to Company

2.1.3

Termination of Program. On a Target Program-by-Target Program basis, if [***] does not deliver to [***] written notice of the continuation or selection of a given Target Program during the applicable Data Package Evaluation Period, then [***].

2.1.4	[***].

2.1.5

Research Plan Compounds. Except as may otherwise be agreed by the Parties, the Company Compounds to be researched and/or developed under the Research Plan shall be identified and provided by Company. [***]. Merck shall not “reverse engineer” or otherwise seek to determine the structure of such Company Compounds unless and until such Stage 2 Milestone Payment is made. Notwithstanding the foregoing, [***].

2.2	Performance of Research Plan; License Grants for Research Program.

2.2.1

Performance. Company and Merck each shall proceed diligently with the work set out in the Research Program by using their respective Commercially Reasonable Efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1. Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities. To perform its Research Program activities, Company shall be entitled to utilize the service of the Third Parties identified in Schedule 2.2.1 [***], each Party shall remain at all times fully liable for its respective responsibilities under the Research Program.

2.2.2	License Grants for Research Program.

(a)

Company hereby grants to Merck a fully-paid, royalty-free, worldwide, non-exclusive license, to make, have made, use, import, export and otherwise fully exploit Company Background IP, Company Know-How and Company Patent Rights, for the purpose of performing Merck’s activities under the Research Program during each Research Program Term.

(b)

Merck hereby grants to Company a fully-paid, royalty-free, worldwide, non-exclusive license, to make, have made, use, import, export and otherwise fully exploit Merck Background IP, solely as necessary for Company to perform its obligations under the Research Program during each Research Program Term.

2.3	Joint Steering Committee. The Parties hereby establish a committee to facilitate the Research Program as follows:

2.3.1

Composition of the Joint Steering Committee. The Research Program shall be conducted under the direction of a joint steering committee (the “Committee”) comprised of two (2) representatives of Merck (who shall be employees of Merck or its Affiliate, as applicable) and two (2) representatives of Company (who shall be employees of Company or its Affiliate, as applicable). Each Party may change its representatives to the Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The Committee shall be chaired by a representative of Merck. Decisions of the Committee shall be made unanimously by the representatives. In the event that the Committee cannot or does not, after reasonable efforts, reach agreement on an issue within [***] days after such matter has been referred to the Committee, then the matter shall be escalated to Merck’s [***] (the “Merck Research Executive”) and [***] (the “Company Research Executive” and together with the Merck Research Executive, collectively, the “Research Executives”) who shall endeavor to facilitate a resolution of such matter, but if such matter is still not resolved within [***] days after it has been escalated to the Research Executives, then the resolution and/or course of conduct shall be determined by [***].

2.3.2

Scope of Committee Oversight. The Committee shall be responsible for overseeing the Research Program, including, without limitation, to: (i) review and amend the Research Plan from time to time, (ii) review and coordinate the Parties’ activities under the Research Program, (iii) confer regarding the status of the Research Program and the progress under the Research Program and to make determinations and decisions in connection with the Research Plan (including, without limitation, issues of priority), (iv) review relevant data under the Research Program, and (v) consider and advise on any technical issues that arise under the Research Program. [***].

2.3.3

Meetings. During the Research Program Term, the Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Company and Merck facilities (or such other location may be determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the Committee. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.3.4

Disbandment of Committee. Upon completion (or earlier termination) of the Research Program, the Committee shall be disbanded and shall have no further authority with respect to the activities hereunder.

2.4	Alliance Managers.

2.4.1

Appointment. Each Party shall have the right to appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each, an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

2.4.2

Responsibilities of the Alliance Managers. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)

identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the Committee in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.5

Disclosure of Information. Subject to Section 2.1.5, upon execution of this Agreement, and on an ongoing basis during each Research Program Term, Company shall disclose to Merck in English and in writing or in an electronic format all Company Know-How not previously disclosed.

2.6	Records and Reports.

2.6.1

Records. Company shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by Company.

2.6.2

Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Company referred to in Section 2.6.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Company and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s) of Company. Upon request, Company shall provide copies of the records described in Section 2.6.1.

2.6.3

Quarterly Reports. Within [***] calendar days following the end of each Calendar Quarter during the term of this Agreement, Company shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information as may be required by the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. For clarity, all such reports shall be considered the confidential information of Merck.

2.7	Research Information and Inventions. The entire right, title and interest in:

2.7.1	Company Information and Inventions shall be owned solely by Company;

2.7.2	Merck Information and Inventions shall be owned solely by Merck;

2.7.3	Joint Information and Inventions shall be owned jointly by Company and Merck;

2.7.4	Company Background Information and Inventions shall be owned solely by Company; and

2.7.5	Merck Background Information and Inventions shall be owned solely by Merck.

Company shall promptly disclose to Merck any Company Information and Inventions, and each Party shall promptly disclose to the other Party any Joint Information and Inventions, in each case, in writing promptly following the development, making, conception or reduction to practice of thereof. For the purposes of determining ownership under this Section 2.7, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Subject to the licenses granted to the other party under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Joint Information and Inventions and Joint Patent Rights, and to grant licenses under its interest in Joint Information and Inventions and Joint Patent Rights, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement; and further provided that, for the avoidance of doubt, in the event that any Joint Patent Rights claim or cover a Product or the manufacturing process therefor, Company shall not grant any license under its interest in such Joint Patent Rights to any Third Party without Merck’s prior written consent.

2.8

Research Program Term. Except as otherwise provided herein, the term of the Research Program for each Target Program shall commence on the Effective Date and continue for a period of [***] years after the Effective Date (each, a “Research Program Term”). Notwithstanding the foregoing, at any time prior to [***] days before the expiration of a Research Program Term, Merck may elect to extend such Research Program Term for an additional [***] months to the extent Merck reasonably determines that the Research Program will not be completed by the end of the initial Research Program Term with respect to the applicable Target Program.

2.9

Materials. Each Party may, in its sole discretion, provide the other Party with certain materials solely for the purpose of enabling the other Party to perform its activities under the Research Program in accordance with the terms of this Agreement (“Materials”). To the extent a Party provides such Materials, such Materials are not to be used in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the prior written approval of the providing Party. Any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the providing Party’s option, either returned to such Party, or destroyed in accordance with instructions by such Party.

2.10	Exclusive Efforts. During the term of this Agreement, Company shall not, either alone or with Third Parties or Affiliates, directly or indirectly, [***].

2.11	Compliance with Law and Ethical Business Practices.

2.11.1

Company shall conduct the Research Program in accordance with all applicable laws, rules and regulations including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. Company shall notify Merck in writing of any deviations from applicable regulatory or legal requirements. Company hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. Company shall notify Merck in writing immediately if any such debarment occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activities under the Research Program, or function or capacity related to the Research Program. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment.

2.11.2

Company acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, Company agrees to conduct the services contemplated herein in a manner which is consistent with both law and good business ethics.

2.11.3

Specifically, Company warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. Company shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Company derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, Company shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s business.

2.11.4

Company acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Company or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.11.5

Company certifies to Merck that as of the date of this Agreement that Company has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed Merck whether Company, or any of its officers or directors has been in Violation. After the execution of this Agreement, Company shall notify Merck in writing immediately if any such Violation occurs or comes to its attention.

2.11.6

Company’s failure to abide by the provisions of this Section 2.11 shall be deemed a material breach of this Agreement. Merck may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Company and without prejudice to any other remedies that may be available to Merck.

2.11.7

Company shall indemnify and hold Merck and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Company or its agents or other Third Parties acting on Company’s behalf which would constitute a violation of this Section 2.11.

2.12

Animal Research. If animals are used in research hereunder, Company will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Company to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Company hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the term of this Agreement. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

ARTICLE 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

3.1	License Grant.

3.1.1

Company hereby grants to Merck an exclusive license in the Field in the Territory under Company Patent Rights, the Company Background IP and its interest in Joint Patent Rights (and any Invention claimed in or covered by such Company Patent Rights or Joint Patent Rights), with the right to grant and authorize sublicenses, to make, have made, use, import, offer to sell and sell Compounds and Products.

3.1.2

Company hereby grants to Merck an exclusive license in the Field in the Territory under Company Know-How and its interest in any Joint Know-How, with the right to grant and authorize sublicenses, to make, have made, use, import, offer to sell and sell Compounds and Products.

3.1.3

Notwithstanding the scope of the exclusive licenses granted to Merck under Sections 3.1.1 and 3.1.2, Company shall retain the rights during the Research Program Term necessary solely in connection with performing (i) Company’s obligations under the Research Program and (ii) any other obligations of Company in accordance with this Agreement.

3.2

Non-Exclusive License Grant. In the event that the making, having made, use, import, offer for sale and/or sale by Merck or its Related Parties of Compound or Product would infringe during the term of this Agreement a claim of an issued letters patent that Company (or its Affiliate) Controls and which patents are not covered by the grant in Section 3.1, Company hereby grants to Merck, to the extent Company is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to research, develop, make, have made, use, import, offer to sell and sell Compound and Product in the Territory.

3.3

No Implied Licenses. Except as specifically set forth in this Agreement, (i) neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates and (ii) Merck shall not acquire any license or other intellectual property interest, by implication or otherwise, in the Company Platform.

3.4

No Grant of Inconsistent Rights by Company. Company (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (i) any rights to any Company Know-How or Company Patent Rights (or any rights to any intellectual property that would otherwise be included in the Company Know-How or Company Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder, or (ii) any rights to any Compounds or Products (provided that Company shall grant to Merck the rights to the Company Compounds, Joint Compounds and Products as set forth herein). Without limiting the foregoing, during the term of this Agreement, (x) Company (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Compounds or Products for any purposes (including the development, manufacturing or commercialization thereof), except for Company’s performance of the activities to be performed by Company under the Research Program as set forth in the Research Plan in accordance with this Agreement and (y) Company (and its Affiliates) shall not provide or otherwise transfer to any Third Parties any Company Know-How for use in the Field.

3.5

Sublicenses. Merck shall have the right to sublicense (through multiple tiers of sublicenses) any or all of the licenses granted to Merck hereunder. Merck shall be responsible for ensuring that the performance by any of its sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Merck of its obligations under this Agreement (except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement).

3.6	[***].

3.7

Excused Performance. In addition to the provisions of Article 6, the obligations of Merck with respect to any Product under Section 3.6 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists.

3.8

Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds or Products are required for any activities hereunder (including any activities under the Research Program), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the applicable Research Program Term). For clarity, Company shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.

4.1

Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5

is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.1.6

without limiting Merck’s rights as set forth in Section 4.1.7, relates solely to the existence and applicable terms of this Agreement and is disclosed solely to a Party’s actual or bona fide potential investors, acquirers or lenders, solely as necessary for the purpose of such Third Party evaluating or carrying out an investment, acquisition or debt transaction with such Party; provided that, in each such case, (a) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective as those set forth in this Agreement, (b) that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (c) notwithstanding the foregoing (a) and (b), that the term of such confidentiality obligation must be consistent with industry standards [***];

4.1.7

is deemed necessary by Merck to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement [***]; or

4.1.8

is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that [***].

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Company Know-How. Company agrees to keep all Company Know-How confidential subject to Section 4.1.

4.3

Publication. Throughout each Research Program Term, Company shall have no right to publish results of the Research Program. Notwithstanding the foregoing, Merck and Company each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, following the expiration or termination of any Research Program Term, [***].

4.4

Publicity/Use of Names. Notwithstanding anything to the contrary herein, following the Effective Date, Company may issue a press release in the form set forth as Schedule 4.4. Except for the matters disclosed in such press release, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS

5.1

Upfront Fee. In consideration for Company’s performance of its obligations hereunder, upon the terms and conditions contained herein, Merck shall pay Company a one-time payment equal to fifteen million dollars ($15,000,000), payable within [***] days after the Effective Date.

5.2

Equity Investment. In addition to the payment described in Section 5.1 above, subject to completion of satisfactory due diligence and review of definitive documentation, Merck will purchase an amount equal to ten million dollars ($10,000,000) of Series C Preferred Stock of Company in the Company’s Series C Preferred Stock financing round at a price per share and on terms at least as favorable as those offered to other investors in such financing round. [***].

.

5.3	Milestone Payments.

5.3.1	Research Milestones.

(a)	Subject to the terms and conditions of this Agreement, Merck shall pay to Company the following milestone payments for the following milestone events for each Target Program:

	Milestone Event	Milestone Payment
1	[***]	$[***]
2	[***]	$[***] (the “Stage 2 Milestone Payment”)
3	[***]	$[***]

(b)

Merck shall notify Company in writing within [***] days following the achievement of each milestone set forth above and shall make the corresponding milestone payment within [***] days after the achievement of such milestone. On a Target Program-by-Target Program basis, each milestone payment shall be payable once for each Target Program, as applicable, upon the initial achievement of such milestone for such Target Program, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the same Target Program.

(c)

In the event that Merck does not make the Stage 2 Milestone Payment described above with respect to any Target Program during the applicable Research Program Term, the licenses granted to Merck in Sections 3.1.1 and 3.1.2 hereof shall terminate solely with respect to the applicable Target Program.

5.3.2	Development and Sales Milestones

(a)	Subject to the terms and conditions of this Agreement, Merck shall pay to Company the following milestone payments for the following milestone events achieved by Merck for each Target Program:

	Milestone Event	Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]
7	[***]	$[***]
8	[***]	$[***]

(b)

Merck shall notify Company in writing within [***] days following (i) in the case of milestones 1 through 6 set forth above, the achievement of each milestone, and (ii) in the case of milestones 7 and 8 set forth above, the end of the Calendar Quarter during which such milestone was reached, and shall make the corresponding milestone payment within [***] days after the achievement of such milestone. On a Target Program-by-Target Program basis, each milestone payment shall be payable once for the first Product, as applicable, upon the initial achievement of such milestone for such Product, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the same Product or by a different Product.

5.4	Royalties.

5.4.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Company royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.4.

(a)

Patent Royalties. Subject to the provisions of Section 5.4.1(b), Merck shall pay Company royalties in an amount equal to the following percentage of Net Sales of Products by Merck or its Related Parties where the sale of Product would infringe a Valid Patent Claim in the country of sale:

(1)	[***] of worldwide Net Sales in each Calendar Year up to and including [***];

(2)	[***] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [***] up to and including [***]; and

(3)	[***] of worldwide Net Sales in each Calendar Year for the portion of Net Sales exceeding [***].

(b)

Know-How Royalty. Notwithstanding the provisions of Section 5.4.1(a), in countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalty rates that shall be reduced to [***] of the applicable royalty rate determined according to 5.4.1(a). Such royalties shall be calculated after first calculating royalties under Section 5.4.1(a).

(c)

Royalty tiers pursuant to Section 5.4.1(a) and Section 5.4.1(b) shall be calculated based on worldwide Net Sales of each Product, provided that the determination of whether the royalty shall be calculated under Section 5.4.1(a). or 5.4.1(b) shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim in such country; or (ii) for a period of ten (10) years after First Commercial Sale of such Product in such country (the “Royalty Period”).

(d)	All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)

that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)

no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.4.2

Change in Sales Practices; Sales of Bulk Compound. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible, including as a result of sales to an independent Third Party of bulk Compound rather than Product in packaged form. In such event the Parties agree to meet and reasonably discuss in good faith new ways of compensating Company in a manner providing Company with an economic benefit equivalent to that currently contemplated under Section 5.4.1.

5.4.3

Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Compounds or Products in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty amount to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced [***].

5.4.4

Third Party Licenses. In the event that Merck has obtained (as of the Effective Date) or obtains (after the Effective Date) a license under, or other rights to, Patent Rights or know-how or other intellectual property from any Third Party(ies) that may be necessary or useful in order to [***] (hereinafter “Third Party Licenses”), [***] of any and all payments (including royalties and any payments for obtaining such right or license) actually paid under such Third Party Licenses by Merck or its Related Parties in connection with the manufacture, use, sale or import, as applicable, of Product(s) (or Compound(s) contained in such Product(s)) for a Calendar Quarter shall be creditable against the royalty payments due Company by Merck with respect to the sale of such Product in such Calendar Quarter. [***]. At the request of Merck, Company shall provide assistance to Merck (or its Related Parties) in obtaining any such Third Party Licenses or otherwise taking action with respect Patent Rights or know-how or other intellectual property of any Third Party(ies) that may be necessary or useful in order to research, develop, make, have made, use, import, offer to sell and/or sell Product(s) (or Compound(s) contained in such Product(s)).

5.5

Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Company a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [***] day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits.

5.6.1

Upon the written request of Company and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Company and reasonably acceptable to Merck, at Company’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [***] months prior to the date of such request. The accounting firm shall disclose to Company only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Company.

5.6.2

If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [***] days of the date Company delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Company.

5.6.3

Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Company’s independent accountant to the same extent required of Merck under this Agreement.

5.6.4

Upon the expiration of [***] months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Company, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.6.5

Company shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7

Payment Exchange Rate. All payments to be made by Merck to Company under this Agreement shall be made in United States dollars and may be paid by check made to the order of Company or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Company from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Company shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

5.8

Income Tax Withholding. Company shall be liable for all corporate income and other income taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Company under this Article 5 (“Agreement Payments”). If applicable laws, rules or regulations require the withholding of such Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to Company appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Company reasonable assistance in order to allow Company to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments. Notwithstanding the foregoing, if the rights and obligations of Merck hereunder are assigned to an Affiliate or Third Party outside of the United States, and if such Affiliate or Third Party is required by law to withhold any additional taxes from or in respect of any sum payable under this Agreement as a result of such assignment, then any such sum payable under this Agreement shall be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, Company receives an amount equal to the sum it would have received had no such assignment been made; provided, however, that Merck will have no obligation to pay any additional amount under this Section 5.8 to the extent that (i) such increased withholding tax is due, in whole or in part, to any action of Company, including (A) the assignment by Company pursuant to Section 9.2 of its rights under this Agreement or any redomiciliation of Company or (B) the failure by Company to comply with the documentation requirements of applicable law, (ii) such increased withholding tax is otherwise recoverable or creditable by Company or its Affiliate, or (iii) such increased withholding tax is due to a change in applicable law following Merck’s assignment under Section 9.2.

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

6.1.1

such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

6.1.2

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

6.1.3

the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

6.2	Company Representations and Warranties. Company represents and warrants to Merck that as of the date of this Agreement:

6.2.1	all Patent Rights within the Company Patent Rights and Company Background IP are in full force and effect, and, [***];

6.2.2

it has the full right, power and authority to enter into this Agreement, to perform the activities hereunder, including the Research Program, and to grant the licenses granted hereunder (including under Article 3);

6.2.3	[***];

6.2.4	[***];

6.2.5	[***];

6.2.6

there are no claims, judgments or settlements against or owed by Company (or any of its Affiliates) and no pending or threatened claims or litigation relating to the Company Background IP, Company Patent Rights and Company Know-How;

6.2.7

Company has disclosed to Merck all reasonably relevant information in Company’s (or any of its Affiliate’s) possession or to which Company has access regarding (i) the Company Compounds and (ii) the Company Background IP, the Company Patent Rights and Company Know-How licensed under this Agreement, including (a) any licenses and material agreements related to the Company Background IP, Company Patent Rights, Company Know-How and Company Compounds and (b) and safety or efficacy information related to the Company Compounds;

6.2.8

Company has disclosed to Merck the existence of any patent opinions or any potential freedom to operate issues related to the Company Background IP, Company Patent Rights, Company Know-How, and Company Compounds licensed under this Agreement;

6.2.9

neither it nor any of its Affiliates has received any written notification from a Third Party that the research, development, manufacture, use, sale or import of the Company Compounds infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party, and Company has no knowledge that a Third Party has any basis for any such claim;

6.2.10	Company has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Company Background IP and Company Patent Rights;

6.2.11

Schedule 1.17 sets forth a true, correct and complete list of Company Background IP existing as of the Effective Date, and Schedule 1.21 sets forth a true, correct and complete list of Company Patent Rights existing as of the Effective Date, and each such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners. The Company Background IP, Company Patent Rights and Company Know-How constitute all intellectual property owned or otherwise Controlled (through license or otherwise) by Company (or any of its Affiliates) that are necessary or useful for the exercise by Merck of the licenses granted herein;

6.2.12

Company has disclosed to Merck all material information and data and all material correspondences to/from any Regulatory Authority, in each case related to the Research Program and/or any Company Compounds, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Programs or any Company Compounds;

6.2.13

Company has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

6.2.14	neither Company nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Company Compounds, and, [***];

6.2.15

Company (and its Affiliates) has not employed or otherwise used in any capacity, employed or otherwise used in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Company Compounds or otherwise in performing any portion of the Research Program.

6.2.16

all research and development (including non-clinical studies) related to the Company Compounds prior to the Effective Date has been conducted in accordance with all Applicable Laws and Company has conducted no Clinical Trials with respect to Company Compounds prior to the Effective Date;

6.2.17

there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Company (or any of its Affiliates) relating to the Company Compounds, Company Background IP, Company Patent Rights or Company Know-How;

6.2.18	[***];

6.2.19

all information and data provided by or on behalf of Company to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Company has not intentionally disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

6.2.20	it has the resources and capabilities to do the work contemplated by the Research Plan.

6.3	Company Reporting Covenants. Without limiting any rights that Merck may have as a shareholder of Company, Company covenants to Merck that: [***].

ARTICLE 7 PATENT PROVISIONS.

7.1	Filing, Prosecution and Maintenance of Patents.

7.1.1	Company Patent Rights.

(a)

Company, or, as applicable, Company’s licensors, shall be solely responsible for the preparation, filing, prosecution and maintenance of any patent or patent application claiming Company Background IP and during the term of this Agreement, shall keep Merck reasonably informed regarding the filing and prosecution of any such patent applications filed by Company during the Research Program Term(s).

(b)

Company shall have the first right, but not the obligation to prosecute and maintain in the Territory, upon appropriate consultation with Merck, any patents and patent applications claiming Company Information and Inventions and the Company Patent Rights licensed to Merck under this Agreement using mutually agreeable outside counsel. Company shall give Merck an opportunity to review the text of any patent application before filing, shall consult with Merck with respect thereto, and shall supply Merck with a copy of the application as filed, together with notice of its filing date and serial number. Company shall keep Merck advised of the status of Company Patent Rights and, upon Merck’s request, shall provide advance copies of any papers related to the prosecution and maintenance of Company Patent Rights. Company shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Company Patent Rights licensed to Merck for which Company is responsible for the filing, prosecution and maintenance.

(c)

Company shall give notice to Merck of any desire to not file patent applications claiming Company Information and Inventions or to cease prosecution and/or maintenance of Company Patent Rights on a country by country basis in the Territory and, in such cases, shall permit Merck, in its sole discretion, to file such patent applications or to continue prosecution or maintenance of such Company Patent Rights at its own expense. In such events, if Merck elects to file patent applications claiming Company Information and Inventions, or to continue prosecution or maintenance of Company Patent Rights, Company shall execute in a timely manner and at Company’s expense (i) an assignment of such Company Patent Rights to Merck and (ii) additional documents as may be reasonably necessary to allow Merck to continue such filing, prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Company Patent Rights. For clarification, regarding the national phase of Company Patent Rights, on a jurisdiction by jurisdiction basis, Company shall send to Merck a list of all such jurisdictions in which Company intends to enter the national phase for the application within twenty-six (26) months after the filing of the provisional application. At Merck’s sole cost, to the extent that Merck desires Company to enter an additional jurisdiction in the national phase other than those that Company provided to Merck, Merck will, no later than twenty-eight (28) months after the filing of the provisional application, provide to Company a list of such additional jurisdictions.

7.1.2

Joint Patent Rights. Merck shall have the first right to file, prosecute, and maintain patents and patent applications claiming Joint Information and Inventions. Merck shall keep Company advised of the status of any actual and prospective patent filings and upon Company’s request, shall provide advance copies of any papers related to the filing of Joint Information and Inventions and the prosecution and maintenance of Joint Patent Rights. Merck shall give notice to Company of any desire to cease prosecution and/or maintenance of Joint Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit Company, in its sole discretion, to continue prosecution or maintenance of such Joint Patent Rights at its own expense. If Company elects to continue prosecution or maintenance of such Joint Patent Rights, Merck shall execute documents in a timely manner as may be reasonably necessary to allow Company to continue such prosecution or maintenance.

7.1.3

Patent Term Restoration and Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Company Patent Rights and Joint Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election and Company agrees to abide by such election.

7.1.4

Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Company Patent Rights and Joint Patent Rights. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

7.1.5

Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under this Section 7.1, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

7.1.6

Inventor Remuneration. Company shall comply with all applicable country-specific inventor remuneration laws and regulations associated with Company Patent Rights and Joint Patent Rights when inventor remuneration obligations are triggered by an employee of Company and/or its Affiliates, or a Third Party acting on behalf of Company and/or its Affiliates.

7.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

7.2.1

Third Party Initiated Proceedings. Each Party shall, within [***] days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Company Patent Rights or Joint Patent Rights. Merck and Company shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the first right to control such proceedings with respect to Company Patent Rights and Joint Patent Rights, and Company shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed.

7.2.2

Party Initiated Proceedings. Merck shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Company Patent Rights or Joint Patent Rights. Notwithstanding the foregoing, Merck shall not initiate any such proceeding without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed. Company shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Company Patent Rights or Joint Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution and/or course of conduct shall be determined by Merck. In the event that Merck chooses not to initiate a proceeding under this Section 7.2.2, and upon Merck’s written consent, Company shall have the right to initiate such proceedings. The initiating Party shall have the first right to control such proceedings.

7.2.3

Cooperation. In connection with any administrative proceeding under Section 7.2.1 or 7.2.2, Merck and Company shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement.

7.2.4	Expenses. The Party controlling any administrative proceeding pursuant to Section 7.2.1 and 7.2.2 shall bear all expenses related thereto.

7.3	Enforcement and Defense.

7.3.1

Each Party shall notify the other Party of either (i) any infringement of Company Patent Rights, Joint Patent Rights or Company Background IP or (ii) any misappropriation or misuse of Company Know-How, that may come to its attention. Merck and Company shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Company, to terminate any infringement of Company Patent Rights, Joint Patent Rights or Company Background IP or any misappropriation or misuse of Company Know-How. Merck, upon notice to Company, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Merck and/or Company, or to control the defense of any declaratory judgment action relating to Company Patent Rights, Company Background IP, Company Know-How or Joint Patent Rights. Each Party shall have the right to be represented by counsel of its own choice.

7.3.2

Merck shall promptly inform Company if it elects not to exercise its first right under Section 7.3.1 to initiate and prosecute legal action, and Company shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Company and, if necessary, Merck. If Company elects to do so, the costs of any agreed-upon course of action to terminate infringement of Company

Patent Rights, Joint Patent Rights or Company Background IP or misappropriation or misuse of Company Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by Company. Each Party shall have the right to be represented by counsel of its own choice.

7.3.3

For any action to terminate any infringement of Company Patent Rights, Joint Patent Rights or Company Background IP or any misappropriation or misuse of Company Know-How, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 7.3. In connection with any action or potential action, Merck and Company will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the Company Patent Rights, Joint Patent Rights or Company Background IP. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement.

7.3.4

Any recovery obtained by either or both Merck and Company in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

7.3.5

Each Party shall inform the other Party of any certification regarding any Company Patent Rights or Joint Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such certification within [***] days of receipt. Merck has the first right to initiate and prosecute any legal action as a result of such certification; provided, however, that Merck shall inform Company of such decision to initiate such action within [***] days of receipt of the certification, after which time Company shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action. Company’s and Merck’s rights and obligations with respect to the prosecution of any legal action as a result of such certification and any recovery obtained as a result of such legal action shall be as defined in Sections 7.3.3 and 7.3.4.

ARTICLE 8 TERM AND TERMINATION

8.1

Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in full force and effect until one or more Products has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, Merck’s licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses [***].

8.2

Termination by Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement [***] by giving [***] days’ advance written notice to Company. For the avoidance of doubt, termination by Merck under this Section can be effected only through a written notice specifically referring to this Section. No later than [***] days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; [***]. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; [***].

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)

either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety if the other Party (the “Breaching Party”) is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [***] days after notice from the Non-Breaching Party to the Breaching Party requesting cure of the breach (the “Cure Period”); [***]

(b)

by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

8.3.2	Effect of Termination.

(a)

Promptly following receipt by the applicable Party of a notice of termination pursuant to this Article 8, the Parties will begin to wind-down in an orderly manner their respective activities under this Agreement with respect to the relevant Target Program(s). The Committee will coordinate the wind-down of each Party’s efforts under this Agreement, and, if the Committee has disbanded, then the Parties will establish an appropriate committee to coordinate such wind-down.

(b)

If Merck terminates this Agreement under Section 8.3.1(a) or 8.3.1(b), (i) [***], (ii) [***] and (iii) Company shall, within [***] days after the effective date of such termination (x) return or cause to be returned to Merck all Products, Compounds, all Information in tangible form, and all substances or compositions delivered or provided by Merck, as well as any other material provided by Merck in any medium and (y) execute any and all assignments required to effectuate Merck’s ownership of any assigned intellectual property. If Company terminates this Agreement under Section 8.3.1(a), [***] and Merck shall, within [***] days after the effective date of such termination, return or cause to be returned to Company all Information in tangible form and substances or compositions delivered or provided by Company, as well as any other material provided by Company in any medium.

(c)	Effective upon Merck’s termination of this Agreement pursuant to Section 8.3.1(a) or 8.3.1(b), [***].

(d)

Upon termination of this Agreement by Merck pursuant to Section 8.2, or by Company pursuant to Section 8.3.1(a) Merck and its Affiliates, sublicensees and distributors shall be entitled, during the [***] month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Products or Compounds remaining in inventory, in accordance with the terms of this Agreement.

(e)

If this Agreement is terminated by Merck pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of Company under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Company to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Company under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Company elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Company upon written request therefore by Merck.

The foregoing provisions of Section 8.3.2(e) are without prejudice to any rights Merck may have arising under the Code or other applicable law.

8.3.3	Grantback License; Reversion. In the event of termination of this Agreement pursuant to Section 2.1.3, by Merck pursuant to Section 8.2 or by Company pursuant to Section 8.3.1:

(a)	As of the effective date of such termination, Company shall own all Company Compounds, Merck shall own all Merck Compounds, [***].

[***].

8.4

Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) sold prior to such expiration or termination. The provisions of Section 4.1 shall survive the expiration or termination of this Agreement and shall continue in effect for [***]. In addition, the provisions of [***] shall survive any expiration or termination of this Agreement.

ARTICLE 9 MISCELLANEOUS

9.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2

Assignment and Change of Control. Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Merck may, without Company’s consent, assign this Agreement and its rights and obligations hereunder [***].

9.3	Use of Affiliates. Merck shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

9.4

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.5

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Company, to:	Yumanity Therapeutics, Inc. 40 Guest Street, Suite 4410 Boston, MA 02135 Attention: Paulash Mohsen Email: pmohsen@yumanity.com

if to Merck, to:	[***]

and	[***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

9.6	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

9.7	Dispute Resolution.

9.7.1

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [***] days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [***] days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

9.7.2	[***].

9.7.3	As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns [***].

9.8

Limitation of Liability. Notwithstanding anything to the contrary contained herein, no party shall be liable to another party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

9.9

Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

Notwithstanding anything to the contrary in the foregoing, that certain non-disclosure agreement between the Parties dated as of December 11, 2019, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder.

9.10

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.11

Independent Contractors. It is expressly agreed that Company and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Company nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.12

Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.13

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.14

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”, unless otherwise specified, and (e) any reference to a statute, directive, regulation or other instrument having the force of law shall be deemed to be a reference to such statute, directive, regulation or instrument as it may be amended from time to time.

9.15

Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

9.16

Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		YUMANITY THERAPEUTICS, INC.

BY:	/s/ Benjamin Thorner	BY:	/s/ Richard Peters
	Name: Benjamin Thorner		Name: Richard Peters
	Title: Senior Vice President and Head of Business Development & Licensing		Title: Chief Executive Officer

SCHEDULES

SCHEDULE 1.17 COMPANY BACKGROUND IP

SCHEDULE 1.21 COMPANY PATENT RIGHTS

SCHEDULE 2.1 RESEARCH PLAN

SCHEDULE 2.2.1 COMPANY THIRD PARTY SERVICE PROVIDERS

SCHEDULE 4.4 PRESS RELEASE